                                                                Exhibit 3.1

                                 CERTIFICATE OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              ANVIL HOLDINGS, INC.

            Jacob Hollander, being the duly elected Vice President, Secretary and General Counsel of Anvil Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

            1. That the Corporation filed its original Certificate of Incorporation with the Delaware Secretary of State on November 23, 1994 (the "Certificate").

            2. That the original name of the Corporation was K-Wear Holdings, Inc.

            3. That the Board of Directors of the Corporation, pursuant to Sections 141, 242 and 245 of the General Corporation Law of the State of Delaware, adopted resolutions authorizing the Corporation to amend, integrate and restate the Corporation's Certificate in its entirety to read as set forth in Exhibit A attached hereto and made a part hereof (the "Restated Certificate").

            4. That the holders of a majority of the Corporation's issued and outstanding capital stock approved and adopted the Restated Certificate in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware. Written notice of the adoption of the Restated Certificate herein certified has been given to those stockholders who have not consented in writing thereto, as provided in Section 228 of the General Corporation Law of the State of Delaware.

            IN WITNESS WHEREOF, the undersigned, being the Vice President, Secretary and General Counsel hereinabove named, for the purpose of amending and restating the Certificate of Incorporation of the Corporation pursuant to the General Corporation Law of the State of Delaware, under penalties of perjury does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Certificate of Restated Certificate of Incorporation this 13th day of March, 1997.


                                        By:
                                           -------------------------

                                           Jacob Hollander
                                           Vice President, Secretary and
                                           General Counsel


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                                    EXHIBIT A


                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              ANVIL HOLDINGS, INC.


                                  ARTICLE FIRST

               The name of the Corporation is Anvil Holdings, Inc.


                                 ARTICLE SECOND

            The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington Delaware 19805, in the County of New Castle. The name of the corporation's registered agent at such address shall be The Corporation Trust Company. The registered office and/or registered agent of the corporation may be changed from time to time by action of the board of directors.

                                  ARTICLE THIRD

            The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                 ARTICLE FOURTH

1.    AUTHORIZED SHARES

            The total number of shares of capital stock which the Corporation has authority to issue is 14,400,000 shares, consisting of:

      A. 500,000 shares of Class A Common Stock, par value $0.01 per share (the "Class A Common"), which shall be designated either Series-1 or Series-2 Class A Common;

      B. 7,500,000 shares of Class B Common Stock, par value $0.01 per share (the "Class B Common");


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      C.    1,300,000 shares of Class C Common Stock, par value $0.01 per share
            (the "Class C Common"); and

      D. 5,100,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock").

            In addition to any other consent or approval which may be required pursuant to this Certificate of Incorporation, no amendment or waiver of any provision of this Section 1 shall be effective without the prior approval of the holders of a majority of the then outstanding Common Stock voting as a single class, and no amendment or waiver of any provision of Section 1 which has the effect of increasing the number of authorized shares of the Class A Common shall be effective without the prior approval of a majority of the then outstanding shares of Class A Common voting as a single class. For purposes of votes on amendments and waivers to this Section 1, each share of capital stock shall be entitled to one vote.

2. PREFERRED STOCK The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each such series, and to fix the designations, powers, preferences, and rights of the shares of each such series, and any qualifications, limitations or restrictions thereof.

3. COMMON STOCK The Common Stock shall be subject to any right or preference of any series of Preferred Stock. Except as otherwise provided in this Section 3 or as otherwise required by applicable law, all shares of Common Stock, shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

            A. Voting Rights. Except as otherwise provided herein and as otherwise required by law: (i) the Class A Common shall have no voting rights (provided, that each holder of Class A Common shall be entitled to notice of all stockholders meetings at the same time and in the same manner as notice is given to the stockholders entitled to vote at such meeting; with respect to any issue required to be voted on and approved by holders of Class A Common, the holders of Class A Common will vote as a single class, and provided further, that the holders of Class A Common shall have the right to vote as a separate class on any merger or consolidation of the Corporation with or into another entity or entities, or any recapitalization or reorganization of the Corporation); (ii) the Class B Common shall be entitled to one vote per share on all matters to be voted on by the Corporation's stockholders; and (iii) the Class C Common shall have no voting rights (provided, that each holder of Class C Common shall be entitled to notice of all stockholders meetings at the same time and in the same manner as notice is given to the stockholders entitled to vote at such meeting; with respect to any issue required to be voted on and approved by holders of Class C Common, the holders of Class C Common will vote as a single class, and provided further, that the holders of Class C Common shall have the right to vote as a separate class on any merger or consolidation of the Corporation with or into another entity or entities, or any recapitalization or reorganization of


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the Corporation in which shares of Class C Common would receive or be exchanged for consideration different on a per share basis from consideration received with respect to or in exchange for the shares of Class B Common).

            B. Distributions. At the time of each Distribution, such Distribution shall be made to the holders of Series-1 Class A Common, Series-2 Class A Common, Class B Common and Class C Common in the following priority:

                  (1) The holders of Series-1 Class A Common and Series-2 Class A Common, together as a group, shall be entitled to receive all or a portion of such Distribution (ratably among such holders based upon the number of shares of Series-1 Class A Common and Series-2 Class A Common held by each such holder as of the time of such Distribution) equal to the aggregate Unpaid Yield on the outstanding shares of Series-1 Class A Common and Series-2 Class A Common, respectively, as of the time of such Distribution, and no Distribution or any portion thereof shall be made under paragraphs B(2) or B(3) below until the entire amount of the Unpaid Yield on the outstanding shares of Series-1 Class A Common and Series-2 Class A Common as of the time of such Distribution has been paid in full. The Distributions made pursuant to this paragraph B(1) to holders of Series-1 Class A Common and Series-2 Class A Common shall constitute a payment of Yield on Series-1 Class A Common and Series-2 Class A Common, respectively.

                  (2) After the aggregate Unpaid Yield on the outstanding shares of Series-1 Class A Common and the Series-2 Class A Common has been made in full pursuant to paragraph B(1) above, the holders of Series-1 Class A Common and Series-2 Class A Common, together as a group, shall be entitled to receive all or a portion of any Distribution (ratably among such holders based upon the number of shares of Series-1 Class A Common and Series-2 Class A Common held by each such holder as of the time of such Distribution) equal to the aggregate Unreturned Original Cost of the outstanding shares of Series-1 Class A Common and Series-2 Class A Common, respectively, as of the time of such Distribution, and no Distribution or any portion thereof shall be made under paragraph B(3) below until the entire amount of the Unreturned Original Cost of the outstanding shares of Series-1 Class A Common and Series-2 Class A Common as of the time of such Distribution has been paid in full. The Distributions made pursuant to this paragraph B(2) to holders of Series-1 Class A Common and Series-2 Class A Common shall constitute a return of Original Cost of Series-1 Class A Common and Series-2 Class A Common, respectively.

                  (3) After the required amount of a Distribution has been made pursuant to paragraphs B(1) and B(2) above, holders of Common Stock as a group, shall be entitled to receive the remaining portion of such Distribution (ratably among such holders based upon the number of Common Stock held by each such holder as of the time of such Distribution).


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

            C.    Optional Redemptions.

                  (1) Optional Redemptions. The Corporation may at any time redeem all or any portion of the Class A Common then outstanding for per share consideration equal to one share of Class B Common plus an additional amount equal to the Class A Preference; provided, that all partial optional redemptions of Class A Common pursuant to this Section 3B, shall be made pro rata among the holders of such Class A Common on the basis of the number of shares held by each such holder.

                  (2) Redemption Price. For each share of Class A Common which is to be redeemed, the Corporation will be obligated on the Redemption Date to deliver to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such share) an amount in immediately available funds equal to the Class A Preference plus one share of duly authorized, fully paid and nonassessable Class B Common. If the Corporation's funds which are legally available for redemption of shares on any Redemption Date are insufficient to redeem the total number of shares to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of shares ratably among the holders of the shares to be redeemed based upon the aggregate Class A Preference held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares, such funds will be immediately used to redeem the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

                  (3) Notice of Redemption. The Corporation will mail written notice of each redemption of Class A Common to each record holder not more than 30 nor less than 10 days prior to the date on which such redemption is to be made. Upon mailing any notice of redemption which relates to a redemption at the Corporation's option, the Corporation will become obligated to redeem the total number of shares specified in such notice at the time of redemption specified therein. In case fewer than the total number of shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares will be issued to the holder thereof without cost to such holder within three business days after surrender of the certificate representing the redeemed shares.

                  (4) Determination of the Number of Each Holder's shares to be Redeemed. Except as otherwise provided herein, the number of shares of Class A Common to be redeemed from each holder thereof in redemptions hereunder will be the number of shares determined by multiplying the total number of shares to be redeemed times a fraction, the numerator of which will be the total number of shares then held by such holder and the denominator of which will be the total number of shares of Class A Common then outstanding.

                  (5) Redeemed or Otherwise Acquired shares. Any shares which are redeemed or otherwise acquired by the Corporation will be canceled and will not be reissued, sold or transferred.


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

            D. Priority of Class A Common. So long as any Class A Common remains outstanding, the Corporation shall not redeem, repurchase, or recapitalize any Common Stock or declare or pay any dividends on any Common Stock (other than dividends declared in connection with any stock splits, stock dividends, share combinations, share exchanges, or other recapitalizations in which such dividends are made in the form of Class B Common).

            E.    Conversion of Class C Common.

                  (1) Right to Convert. At any time and from time to time, each holder of Class C Common shall be entitled to convert into an equal number of shares of Class B Common, the specified amount of the shares of such holder's Class C Common. Additionally, the holder or holders of a majority of the outstanding shares of Class C Common shall be entitled at any time to cause the conversion of any or all of the outstanding shares of Class C Common into the same number of shares of Class B Common. Any such conversion of Class C Common into Class B Common will be effected among the holders of the Class C Common on a basis determined by the holder or holders of a majority of outstanding shares of Class C Common.

                  (2) Surrender of Certificates. Each conversion of Class C Common into shares of Class B Common shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of shares of such Class C Common stating that such holder desires to convert the shares, or a stated number of the shares of Class C Common represented by such certificate or certificates into Class B Common. Each conversion of Class C Common shall be deemed to have been effected as of the close of business on the date on which the Conversion Notice has been received by the Company, and at such time the rights of the holder of the converted Class C Common as such holder shall cease, and the person or persons in whose name or names the certificate or certificates for shares of Class B Common are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Class B Common represented thereby.

                  (3) Issuance of Certificates. Promptly after the surrender of certificates of Class C Common and the receipt of written notice, the Corporation shall issue and deliver in accordance with the surrendering holder's instructions the certificate or certificates for the Class B Common issuable upon such conversion.

                  (4) No Charge. The issuance of certificates for Class B Common upon conversion of Class C Common will be made without charge to the holders of such shares of any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Corporation in connection with such issuance.

                  (5) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common, solely for the purpose of issuance upon the conversion of the Class C Common, such number of shares of Class B Common issuable upon the


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conversion of all outstanding Class C Common. All shares of Class B Common which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Class B Common may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Class B Common may be listed (except for official notice of issuance which shall be immediately transmitted by the Corporation upon issuance).

            F. Stock Splits. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of each other class of Common Stock shall be proportionately subdivided or combined in a similar manner. All such subdivisions and combinations shall be payable only in Series-1 Class A Common to the holders of Series-1 Class A Common, in Series-2 Class A Common to the holders of Series-2 Class A Common, in Class B Common Stock to the holders of Class B Common Stock and in Class C Common Stock to the holders of Class C Common Stock. In no event shall a stock split or stock dividend constitute a payment of Yield or a return of Original Cost.

            G. Registration of Transfer. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate and the Corporation shall forthwith cancel such surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of such class as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

            H. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (provided, that an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

            I.    Defined Terms


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            "Class A Preference" means, with respect to each share of Class A
Common, an amount per share equal to the sum of (a) the Unpaid Yield and (b) the Unreturned Original Cost thereof.

            "Common Stock" means, collectively, all shares of the Series-1 Class A Common, Series-2 Class A Common, Class B Common and Class C Common, in each case as adjusted for any stock split, stock dividend, share combination, share exchange, recapitalization, merger, consolidation or other reorganization.

            "Distribution" means each distribution made by the Corporation to holders of Common Stock, whether in cash, property, or securities of the Corporation and whether by dividend, liquidating distributions or otherwise; provided that neither of the following shall be a Distribution: (a) any redemption or repurchase by the Corporation of any Common Stock for any reason or (b) any recapitalization or exchange of any Common Stock, or any subdivision (by stock split, stock dividend or otherwise) or any combination (by stock split, stock dividend or otherwise) of any outstanding Common Stock.

            "Original Cost" of each share of Class A Common shall be equal to the amount originally paid for such share when it was issued by the Corporation (as proportionally adjusted for all stock splits, stock dividends and other recapitalizations affecting the Class A Common); provided that, with respect to the Class A Common issued pursuant to the Purchase Agreement, all such shares shall be deemed to have an Original Cost equal to $100.00 per share (as proportionally adjusted for all stock splits, stock dividends and other recapitalizations affecting the Class A Common).

            "Person" means an individual, a partnership, a company, an association, a joint stock corporation, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

            "Redemption Date" as to any share of Class A Common means the date specified in the notice of any redemption at the Corporation's option or the applicable date specified herein in the case of any other redemption; provided, that no such date will be a Redemption Date unless the applicable Class A Preference is actually paid, and if not so paid, the Redemption Date will be the date on which such Class A Preference is fully paid.

            "Unpaid Yield" of any share of Class A Common means an amount equal to the excess, if any, of (a) the aggregate Yield accrued on such share, over
(b) the aggregate amount of Distributions made by the Corporation that constitute payment of Yield on such share.

            "Unreturned Original Cost" of any share of Class A Common means an amount equal to the excess, if any, of (a) the Original Cost of such share, over
(b) the aggregate amount of Distributions made by the Corporation that constitute a return of Original Cost of such share.


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            "Yield" means, (a) with respect to each share of Series-1 Class A
Common for each calendar quarter, the amount accruing on such share each day during such quarter at the rate of 12.5% per annum, and (b) with respect to each share of Series-2 Class A Common for each calendar quarter, the amount accruing on such share each day during such quarter at the rate of 12.5% per annum, on the sum of (x) such share's Unreturned Original Cost, plus (y) the Unpaid Yield thereon for all prior quarters. In calculating the amount of any Distribution to be made during a calendar quarter, the portion of a Class A Common share's Yield for such portion of such quarter elapsing before such Distribution is made shall be taken into account.

            J. Amendment and Waiver No amendment or waiver of any provision of this Section 3 shall be effective without the prior consent of the holders of at least 662/3% of the then outstanding shares of Common Stock voting as a single class; provided, that no amendment, modification or waiver which adversely and prejudicially affects the holders of the Class A Common vis-a-vis the other holders of Common Stock shall be effective against the holders of the Class A Common without the prior written consent of the holders of Class A Common with a Class A Preference representing at least sixty-six and two-thirds percent (662/3%) of the aggregate Class A Preference of such Class A Common then outstanding. For purposes of votes on amendments and waivers to this Section 3, each share of Common Stock shall be entitled to one vote.

            K. Notices. Except as otherwise expressly provided, all notices referred to herein will be in writing and will be delivered by registered or certified mail, return receipt requested, postage prepaid and will be deemed to have been given when so mailed (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

            L. Effectiveness. Reference is made to that certain Recapitalization Agreement, dated as of February 12, 1997, by and among the Corporation, certain of the Corporation's stockholders, Citicorp Venture Capital, Ltd. and Bruckmann, Rosser, Sherrill & Co., L.P. (the "Recapitalization Agreement"). In the event that the transactions contemplated by the Recapitalization Agreement are not consummated by March 20, 1997, the provisions of this Article Fourth shall cease to have any further force or effect, in which case Article Fourth of the Corporation's Certificate of Incorporation as in effect immediately prior to the effectiveness of this Restated Certificate of Incorporation shall govern the relative rights of the Corporation's stockholders, retroactive to the date of filing this Restated Certificate of Incorporation.

                                  ARTICLE FIFTH

                 The Corporation is to have perpetual existence.

                                  ARTICLE SIXTH


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            In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

                                 ARTICLE SEVENTH

            Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

                                 ARTICLE EIGHTH

            To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE EIGHTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE NINTH

            Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders, or class of stockholders, of the Corporation, as the case may be, and also on this Corporation.


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

                                  ARTICLE TENTH

            To the fullest extent permitted by the General Corporation Law of the State of Delaware (including, without limitation, Section 102(b)(7)), as amended from time to time, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or amendment of this Article TENTH or adoption of any provision of the Certificate of Incorporation inconsistent with this Article TENTH shall have prospective effect only and shall not adversely affect the liability of a director of the Corporation with respect to any act or omission occurring at or before the time of such repeal, amendment or adoption of an inconsistent provision.

                                ARTICLE ELEVENTH

            The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware (including, without limitation,
Section 145 thereof), as amended from time to time, indemnify any promoter or director whom it shall have power to indemnify from and against any and all of the expenses, liabilities or other losses of any nature. The indemnification provided in this Article ELEVENTH shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be promoter or director and shall inure to the benefit of the heirs, executors and administrators of such a person.

                                 ARTICLE TWELFTH

            The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

                               ARTICLE THIRTEENTH

            The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.


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